[Notarization required]
Investment Agreement
relating to
PRETTL Electronics Automotive GmbH

Parties
1.PRETTL Electronics GmbH, a limited liability company under the laws of Germany, with business address at Robert-Bosch-Straße 10, 01454 Radeberg, registered with the commercial register at the local court of Dresden under HRB 34431,
- hereinafter the “Existing Shareholder” –
and
2.Ideanomics, Inc., a Nevada corporation, with business address at 1441 Broadway, Suite 5116, New York, NY 10018, USA
- hereinafter the “Investor” -
and
3.PRETTL Electronics Automotive GmbH, a limited liability company under the laws of Germany, with business address at Robert-Bosch-Straße 10, 01454 Radeberg, registered with the commercial register at the local court of Dresden under HRB 40004,
- hereinafter the “Company” -
- Parties No. 1 and 2 hereinafter individually a “Shareholder” and, collectively, the “Shareholders” -
- Parties No. 1 through 3 hereinafter individually a “Party” and, collectively, the “Parties” -

Annexes

Annex 17.1 – Addresses	24
Annex 20.1.6 – Investor Disclosure	25
Annex 3.1.3 – Articles of Association	10
Annex 3.2 – Rules of Procedure for the Management	10
Annex 3.5 – Shareholders’ Agreement	10
Annex 8.1.2 – Shareholders’ List	14
Annex 9.1.2a) – 2020 Accounts	15
Annex 9.1.2b) – Management Accounts	15
Annex 9.1.4 – Public grants and subsidies	16
Annex 9.1.5 – IP-Rights	16
Annex 9.1.6 – Employees	16
Annex 9.1.7a) – Related Person Agreements	17
Annex 9.1.7c) – Material Contracts	17
Annex 9.1.9 – Insurances	18

I.Preliminary Remarks
1Facts
1.1The object of the Company is development, manufacture, sales and service of electronic and electromechanical products, systems and equipment for the automotive, energy, industrial, communications and medical technology sectors. (“Business”).
1.2The Existing Shareholder is currently the sole shareholder of the Company holding the Company’s entire share capital (Stammkapital) of DEM 51,000 (German Marks (DEM) fifty one thousand), represented by one share with serial number one and a nominal value of DEM 51,000.
1.3In the course of this Financing Round (as defined below) the current share capital will be converted to Euro and split in multiple shares with a nominal value of EUR 1.00 each. After the conversion and the split the Company’s share capital will amount to EUR 26,076 (Euro twenty six thousand, seventy six) and be represented by 26,076 shares with a nominal value of EUR 1.00 each (“Common Shares”).
1.4The Company intends to raise an equity financing and the Investor intends to invest in the Company in return for subscribing for new Preferred Shares (“Financing Round”). For purposes of implementing the Financing Round, the Existing Shareholder will resolve upon (i) the conversion and split of the Company’s registered share capital as described in section 1.3 and (ii) the increase of the Company’s registered share capital from EUR 26,076 (Euro twenty six thousand, seventy six) by EUR 11,175 (Euro eleven thousand, one hundred seventy five) to EUR 37,251 (in words: Euro thirty seven thousand, two hundred fifty one) (“Capital Increase”), by issuing 11,175 new preferred shares (Vorzugsgeschäftsanteile), each with a nominal value of EUR 1.00 (in words: Euro one) (each such share as well as any further share of such class: a “Preferred Share” and, collectively, the “Preferred Shares”), against payment of the respective nominal value, with the Preferred Shares carrying the rights and privileges as set forth in the Company’s Articles of Association and in this Investment Agreement.
1.5The issuance of Preferred Shares in this Financing Round is calculated at a pre-money valuation of the Company on a fully-diluted basis in the amount of EUR 17,500,000 (Euro seventeen million, five hundred thousand), resulting in an underlying share price comprising the capital contributions in the nominal value and the further contributions to the capital reserves of the Company within the meaning of section 272 (2) no. 4 Commercial Code (sonstige Leistungen in die Kapitalrücklage der Gesellschaft gemäß § 272 Abs. 2 Nr. 4 HGB) of EUR 671.12 per Preferred Share (“Preferred Share Price”).
1.6The Parties intend to enter in this investment agreement (hereinafter, including its Annexes, the “Investment Agreement”).
NOW, THEREFORE, the Parties agree as follows:

2Definitions
Throughout this Investment Agreement, certain words and expressions have been defined to carry specific meaning. Such words and expressions shall have the meaning ascribed to them in such definitions. Hereafter is an index of these definitions:

2020 Accounts	15	Insolvency Code	8
Articles of Association	10	Investment Agreement	6
Business	6	Investor	2
Business Day	8	IP-Rights	16
Business Guarantee Claim	20	Liability Cap	21
Business Guarantees	15	Limited Liability Companies Act	9
Capital Increase	6	Management Accounts	15
Civil Code	8	Material Contracts	17
Closing Date	11	Part(y/ies)	2
Common Shares	6	Permits	16
Company	2	Preferred Share Price	6
De Minimis Claims	21	Preferred Shares	6
Defaulting Investor	12	Shareholder(s)	2
Existing Shareholder	2	Signing Date	9
Financing Round	6	Stock Corporation Act	9
Grace Period	13	Threshold Amount	21
Guarantor	14	Title Guarantee Claim	19
Holders of Preferred Shares	8	Title Guarantee(s)	14
In addition to the terms previously listed and defined throughout this Investment Agreement, except where the context requires a different interpretation, the words and expressions set out below shall have the following meaning or the meaning given to them in this Agreement:

Business Day	means any day (other than a Saturday, Sunday or legally recognized public holiday in Frankfurt am Main) on which banks in Frankfurt am Main are open for non-automated business.

Civil Code	means the German Civil Code (Bürgerliches Gesetzbuch (BGB)).

Commercial Code	means the German Commercial Code (Handelsgesetzbuch (HGB)).

Holders of Preferred Shares	means all holders of Preferred Shares that are Parties to this Investment Agreement; each a Holder of Preferred Shares.

Insolvency Code	means the German Insolvency Code (Insolvenzordnung (Inso)).

Limited Liability Companies Act	means the German Limited Liability Companies Act (GmbHG).

Notarization Act	means the German Notarization Act (Beurkundungsgesetz (BeurkG)).

Signing Date	means the date on which this Investment Agreement is notarized.

Stock Corporation Act	means the German Stock Corporation Act (Aktiengesetz (AktG)).

II.Investment Agreement
3Capital Increase and other Corporate Measures
3.1Without undue delay (unverzüglich) after notarization of this Investment Agreement, the Existing Shareholder shall hold an extraordinary shareholders’ meeting of the Company in notarized form and shall, waiving all requirements as to form and notice periods for convocation and holding of a shareholders’ meeting, resolve unanimously and with all votes:
3.1.1to convert the Company’s share capital from German Marks (DEM) to Euros (EUR), resulting in a share capital of EUR 26,076 and to split the share capital in 26,076 shares with a nominal amount of EUR 1.00 each, with serial numbers 2 through 26,077.
3.1.2to increase the Company’s share capital from EUR 26,076 by EUR 11,175 to EUR 37,251 by issuing 11,175 Preferred Shares with serial numbers 26,078 through 37,252 each with a nominal amount of EUR 1.00, exclusively to the Investor in return for payment of the Preferred Shares’ nominal amount.
3.1.3and to amend and restate the Company’s articles of association (“Articles of Association”) as set forth in Annex 3.1.3.
3.2Without undue delay (unverzüglich) after notarization of this Investment Agreement, the Existing Shareholder shall hold an extraordinary shareholders’ meeting of the Company, and shall, waiving all requirements as to form and notice periods for convocation and holding of a shareholders’ meeting, resolve on the adoption of rules of procedure for the Company’s management board (Geschäftsführung); the so adopted rules of procedure for the Company’s management board (Geschäftsführung) are attached hereto for evidence purposes (zu Beweiszwecken) as Annex 3.2.
3.3The Preferred Shares shall be entitled to participate in the profits of the Company with effect as of the beginning of the business year in which the Capital Increase is registered with the commercial register of the Company.
3.4The Existing Shareholder hereby undertakes vis-à-vis the Investor, to do or cause to be done everything necessary or appropriate for the implementation of the measures agreed in Section 3.1 above and to refrain from any actions which could block, prevent or undermine such measures. Thus, the Existing Shareholder hereby waives any subscription rights (Bezugsrechte) to the Preferred Shares issued under the Capital Increase and undertakes to renew such waiver when the share capital of the Company is increased pursuant to Section 3.1.2 above. Further, the Existing Shareholder hereby waives any rights to appeal any of the resolutions stated above and undertakes not to vote for a withdrawal (Aufhebung) of any of the above stated resolutions.
3.5Immediately after the conclusion of this Investment Agreement, the Parties shall enter in the Shareholders’ Agreement (“Shareholders’ Agreement”) in the form as attached hereto in Annex 3.5.
4Subscription of Preferred Shares
4.1The Investor hereby undertakes vis-à-vis the other Shareholder, but not vis-à-vis the Company, to subscribe for (übernehmen) and submit to the Company a duly signed and at least certified (beglaubigte) subscription declaration (Übernahmeerklärung) for the Preferred Shares issued under the Capital Increase without undue delay (unverzüglich) after all of the resolutions set forth in Section 3.1 have been duly passed. The Company hereby undertakes to accept (annehmen) the subscription declaration of the Investor and authorizes the acting notary public, its official representative (Notarvertreter) and its legal successor to receive all such subscription declarations on the Company’s behalf (Empfangsvollmacht).
4.2The Investor hereby undertakes vis-à-vis the other Shareholder, but not vis-à-vis the Company, to pay within five (5) Business Days after the Investor has subscribed for its Preferred Shares the issue price of such Preferred Shares in Euros and free of bank charges and costs to the Company’s bank account at

Bank:	Commerzbank AG
IBAN:	DE64 8504 0000 0800 1216 00
BIC (SWIFT):	COBADEFFXXX
Purpose:	“Capital Increase”

The Company procures (steht dafür ein) that the bank account will not have a debit balance at the time when the payments are to be made, so that the Company’s management board (Geschäftsführung) can freely dispose of the amounts paid.
4.3Without undue delay (unverzüglich) after the subscription of all Preferred Shares issued under the Capital Increase and the receipt of the total capital contributions towards the share capital in the nominal value for such Preferred Shares, the Company shall apply for registration of the Capital Increase and the Articles of Association with the commercial register and shall take all other actions and make all other declarations necessary or appropriate for the Capital Increase and the Articles of Association to become effective.
4.4Should the commercial register make objections to the Capital Increase and/or the Articles of Association, the Shareholders undertake, vis-à-vis each other, to remove such objections without undue delay (unverzüglich), in particular by way of adopting the necessary resolutions in the shareholders' meeting of the Company in order to achieve the purpose and intention of the provisions subject to such objections to the broadest extent permissible.
4.5To the extent legally permissible the Shareholders undertake vis-à-vis each other, as from the Signing Date until the Capital Increase and the Articles of Association have been registered with the commercial register (“Closing Date”), to treat each other as if the Articles of Association had already come in force and the Investor has already acquired the Preferred Shares to be issued pursuant to Section 3.1.2 above upon subscription. Thus, the Existing Shareholder undertakes vis-à-vis the Investor, as from the subscription of the new Preferred Shares, to put the Investor internally in such position as it would be in, if it had acquired the financial rights (Vermögensrechte) and, to the extent legally permissible, the administrative rights (Verwaltungsrechte) under this Investment Agreement, the Shareholders’ Agreement and the Articles of Association resulting from the Preferred Shares to be issued pursuant to Section 3.1.2 upon subscription.
4.6Upon registration of the Capital Increase with the commercial register, the Shareholders will hold the shares in the Company as set forth in the table below:

Shareholder	Number of Shares	Class of Shares	Number of Shares in the nominal amount of EUR 1.00	Serial Numbers
PRETTL Electronics GmbH	26,076	Common Shares	26,076	2 – 26,077
Ideanomics Inc.	11,175	Preferred Shares	11,175	26,078 – 37,252
Total:	37,251		37,251	2 – 37,252
5Payments in the Company’s Capital Reserves
5.1Subject to the condition precedent (aufschiebende Bedingung) that the Investor has received appropriate evidence by the Company (e.g., by submission of a pdf-copy of an excerpt from the commercial register) that the Capital Increase has been registered with the commercial register, the Investor undertakes, vis-à-vis the Existing Shareholder, but not vis-à-vis the Company, to make a payment to the Company’s capital reserves within the meaning of section 272 (2) no. 4 Commercial Code (sonstige Leistungen in die Kapitalrücklage der Gesellschaft gemäß § 272 Abs. 2 Nr. 4 HGB) in the following amount:

Investor	Payment Amount in EUR
Ideanomics Inc.	7,488,537.38
Total:	7,488,537.38
5.2The payment to be provided by the Investor pursuant to Section 5.1 is due and payable within ten (10) Business Days after the condition precedent (aufschiebende Bedingung) set forth in Section 5.1 above has been completely fulfilled or effectively waived vis-à-vis the Company in writing by the Investor.
5.3For the avoidance of doubt, the Parties acknowledge and agree that (i) the Company itself does not have a claim to demand the payment pursuant to Section 5.1 above, (ii) the obligation of the Investors to make the payment pursuant to Section 5.1 above is no subsidiary obligation (Nebenleistungspflicht)

within the meaning of section 3 (2) Limited Liability Companies Act and (iii) this Section 5.3 does not constitute a real contract for the benefit of a third party (kein echter Vertrag zugunsten Dritter) neither to the benefit of the Company, nor to the benefit of any third person.
5.4The payment provided for in Section 5.1 above has to be made in Euros and without deduction of charges and costs to the Company’s bank account as stated in Section 4.2 above or any other bank account of the Company communicated by the Company in writing to the respective Investor for such purpose. The Company shall inform all Shareholders without undue delay (unverzüglich) after receipt of the payments pursuant to Section 5.1above.
6Defaulting Investor
6.1If and to the extent the Investor does not (i) subscribe to all of the Preferred Shares assigned to it in due form as set forth in this Investment Agreement, (ii) make payment of the nominal value of EUR 1.00 per each Preferred Share subscribed to as set forth in this Investment Agreement, or (iii) make the Investor’s contribution in accordance with Section 5 when due and payable (in which cases (i) – (iii) the Investor shall be referred to as “Defaulting Investor”), the Defaulting Investor shall correct such non-compliance within a period of five (5) Business Days as of receipt of a written reminder by the Existing Shareholder or the Company (“Grace Period”).
6.1.1If the Defaulting Investor has not or not completely complied with its obligation to subscribe to all of the Preferred Shares (as assigned to the Defaulting Investor as set forth in this Investment Agreement) in due form as set forth in Section 4.1 within the Grace Period, the Company may withdraw from the subscription agreement (Übernahmevertrag) with the Defaulting Investor and, with effect for all Parties, exclude the Defaulting Investor from this Investment Agreement with respect to all Preferred Shares (as assigned to the Defaulting Investor as set forth in this Investment Agreement) by giving notice to the Defaulting Investor and all (other) Parties in Text Form.
If the Defaulting Investor does not hold any other shares (of any other series of shares) in the Company, the Defaulting Investor shall, upon receipt of the Company’s notice pursuant to the foregoing sentence 1, automatically and without any further action required cease to be a party to this Investment Agreement and the Shareholders’ Agreement; Section 15 shall, however, continue to apply also vis-à-vis the Defaulting Investor.
The Defaulting Investor shall be liable for all expenses incurred, and damages suffered by, the Company and the (other) Shareholders as a consequence of the default.
6.1.2If the Defaulting Investor has not or not completely complied with its obligation to make payment of the nominal value of EUR 1.00 (in words: one Euro) per each Preferred Share subscribed to it as set forth in Section 4.2 within the Grace Period, the Company may withdraw from the subscription agreement (Übernahmevertrag) with the Defaulting Investor and, with effect for all Parties, exclude the Defaulting Investor from this Investment Agreement and the Shareholders’ Agreement with respect to all Preferred Shares (as assigned to the Defaulting Investor as set forth in this Investment Agreement) by giving notice to the Defaulting Investor and all (other) Parties in Text Form. Section 6.1.1 sentence 2 and sentence 3 shall apply mutatis mutandis.
6.1.3If the Defaulting Investor has not or not completely complied with its payment obligations as set forth in Section 5 within the Grace Period, the Company may, with effect for all Parties, exclude the Defaulting Investor from this Investment Agreement with respect to all Preferred Shares (as assigned to the Defaulting Investor as set forth in this Investment Agreement) by giving notice to the Defaulting Investor and all (other) Parties in Text Form.
Section 6.1.1 sentence 2 and sentence 3 shall apply mutatis mutandis.
The Defaulting Investor further already hereby irrevocably offers to transfer and assign to the Company, for consideration equal to all payments and/or contributions made by the Defaulting Investor to the Company in compliance with Section 4 and Section 5, all Preferred Shares that have been issued to the Defaulting Investor, provided, however, that the Defaulting Investor shall only have a claim for repayment if and to the extent such repayment by the Company can be made in compliance with statutory law, in particular, in accordance with section 33 Limited Liability Companies Act. The Parties acknowledge and agree that the Preferred Shares transferred by the Defaulting Investor to the Company pursuant to this Section 6.1.3 are upon such transfer taking effect deemed and to be treated as Common Shares for all purposes of this Investment Agreement and the Articles of Association. All

Shareholders hereby consent to any transfer of shares in the Company as contemplated in this Section 6.1.3 contractually and by way of a shareholders’ resolution (by waiving any and all formal requirements for the convening and holding of shareholders’ meetings). The transfer of shares in the Company pursuant to this Section 6.1.3 is not subject to any other provisions of this Investment Agreement relating to transfers of shares.
6.2All Shareholders shall without undue delay (unverzüglich) upon an according request by any Existing Shareholder or the Company (i) confirm any consent given pursuant to this Section 6 in a shareholders’ meeting and (ii) exercise all of their shareholder’s rights in such a way as is required or useful to implement the measures and transactions contemplated in Section 6.1 (e.g., resolve on an amendment of the Articles of Association).
7Use of Funds
7.1Save as otherwise approved by the Company’s shareholders’ meeting including the consenting vote of the Investor, any funds provided by the Investor to the Company pursuant to this Investment Agreement may only be used for the funding of general corporate purposes, including further development of the product, services and technology, recruiting and financing of working capital. None of the funds provided by the Investor to the Company pursuant to this Investment Agreement may be used to satisfy any debts or other liabilities of the Company other than accounts payable in the ordinary course of business.
7.2The Company undertakes, to give proof of the use of the funds provided by the Investor pursuant to this Investment Agreement. Such proof is limited to an extent reasonable and appropriate and is only required to be provided upon request of the Investor.
8Title Guarantees
8.1Each Existing Shareholder hereby guarantees, subject to any applicable limitations contained in this Investment Agreement, to the Investor by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) Civil Code that the statements set forth in Section 8.1.1 through (and including) Section 8.1.4 (collectively the “Title Guarantees” and each a “Title Guarantee”) are true and correct as of the Signing Date and the Closing Date:
8.1.1The Existing Shareholder has full power and authority to enter in and perform this Investment Agreement, and this Investment Agreement constitutes valid and binding obligations of the Existing Shareholder in accordance with the terms herein.
8.1.2The Existing Shareholder is the sole legal and beneficial owner of the shares in the Company allocated to it in the current list of shareholders in Annex 8.1.2.
8.1.3The shares held by the Existing Shareholder are validly issued and fully paid in. The respective share capital (Stammeinlage) has not been directly or indirectly repaid (whether openly or concealed) to the relevant Existing Shareholder (Rückgewähr von Einlagen). No hidden contributions in kind (verdeckte Sacheinlagen) have been made. There exist no obligations to make further contributions (Nachschusspflichten).
8.1.4The shares of the Existing Shareholder are free of any encumbrances, liens or other third party rights in rem or by contractual agreement (other than those under this Investment Agreement, the Shareholders’ Agreement and the Company’s articles of association).
8.2The Parties agree and explicitly confirm that the Title Guarantees do not constitute and shall not be qualified as an agreement on the legal and factual nature (Beschaffenheitsvereinbarung) within the meaning of section 434 (1) Civil Code nor as a quality guarantee for certain features of goods sold (Garantie für die Beschaffenheit der Sache) within the meaning of section 443 and section 444 Civil Code.
9Business Guarantees
9.1The Exiting Shareholder (“Guarantor”) hereby guarantees, subject to any applicable limitations contained in this Investment Agreement, to the Investor by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) Civil Code that the statements set forth in Section 9.1.1 through and including Section 9.1.11 (collectively the “Business Guarantees” and each a “Business Guarantee”) are true and correct as of the date of this Investment Agreement:
9.1.1Relations under Corporate Law
a)The Company has been validly incorporated under German law and exists as an effective legal entity.
b)The information set forth in Section 1.1 and 1.2 is correct.
c)No silent partnerships (stille Beteiligungen), loans with profit participation (partiarische Darlehen), profit participation rights (Genussrechte) or other rights exist, which entitle any third party to participate in profits, turnover or liquidation proceeds of the Company other than set forth in this Investment Agreement, the Shareholders’ Agreement or in the Articles of Association.
d)Other than the 100% participation in Prettl Electronics Automotive North America Inc. the Company does not hold any shares or other interests in any other legal entity or partnership and is not bound by any agreement towards any other party to acquire such shares or other interests, or form or participate in the formation of, any other legal entity.
e)No conversion, subscription, option or similar rights exist, which might impose an obligation on the Company or on any Shareholder to issue new shares, transfer existing shares or to grant voting rights in the Company to any third party or shareholder of the Company, except as otherwise set out in this Investment Agreement or the Shareholders’ Agreement.
f)The Company is not a party to any so-called “enterprise agreements” (Unternehmensverträge) within the meaning of sections 291, 292 Stock Corporation Act.
9.1.2Financial Accounts / Financial Situation
a)The Company's financial accounts as of 31 December 2020, attached hereto as Annex 9.1.2a). (the "2020 Accounts"), have been prepared in accordance with the provisions of the German Commercial Code (HGB) and generally accepted accounting principles as applied in Germany under observation of accounting and valuation continuity and give in all respects a true and fair view of the assets, financial conditions and results of the operations (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens, Finanz- und Ertragslage) of the Company as of, and with respect to the financial year ending on 31 December 2020.
b)The Company’s management accounts (betriebswirtschaftliche Auswertungen) for the time period from 1 January through 31 May 2021, attached hereto as Annex 9.1.2b). (the "Management Accounts"), have been prepared in accordance with past practice and do not contain any materially false or misleading statements, taking into account the preliminary nature of such Management Accounts and the fact that no year-end bookings are included.
c)Since 1 January 2021, the Company and its business have been managed with the care of a diligent businessman (Sorgfalt eines ordentlichen Geschäftsmannes) in compliance with past practice, and no exceptional business transaction or other event has occurred which alone or together with other transactions or events have adversely affected, or are to the Guarantors’ Best Knowledge expected to adversely affect, the Company's situation as to its assets, financials and/or results. Except as otherwise disclosed in this Investment Agreement, the Company has – in the aggregate – no liabilities beyond the threshold of EUR 50,000.00, and is not party to any continuing obligation (Dauerschuldverhältnis).
d)The Company is neither over-indebted (überschuldet) nor unable, or threatened to become unable, to pay its debts when due (zahlungsunfähig) in the meaning of sections 17 through (and including) 19 Insolvency Code. No insolvency proceedings concerning the Company and/or its assets are pending or have been applied for and no fact or circumstances exist which would require or justify the application for insolvency proceedings concerning the Company.
9.1.3Real Estate
The Company does not own any real property and has not committed to acquire real property.

9.1.4Permits, Public Subsidies
a)The Company holds any and all official permits required for the continuation of the Company’s present and anticipated business (“Permits”). To the Guarantor’s Best Knowledge, no concrete circumstances exist, that could lead to the revocation or restriction of any such Permit. To the Guarantors' Best Knowledge, the business of the Company is, and has been, conducted in all material respects in compliance with all material laws applicable to its business operations.
b)The Company has not applied for, received or used any public grants (Zuschüsse), allowance, aids or other subsidies (Subventionen) in whatever form except as disclosed in Annex 9.1.4.
9.1.5Intellectual Property Rights, Assets
a)All assets of the Company required for the conduct of its business are owned or leased by the Company, and the Company is free to dispose of them where such assets are owned. To the extent that rights under retention of title exist according to normal commercial practice, these have been created exclusively for liabilities of the Company. In this respect, the Company can dispose freely of such assets in the course of its regular business. All assets of any kind of the Company are (except for any statutory security interest of any kind) free of any encumbrances, charges, liens, pledges, or other security interests.
b)All of the assets that form part of the Company's operating assets (Betriebsvermögen) are in proper working condition.
c)To the Guarantors’ Best Knowledge, the Company holds all intellectual property rights, including but not limited to patents, utility models and designs, trade and service marks, including logos, and domain names as well as any and all works protectable under copyright, including but not limited to software (collectively the “IP-Rights”) which are necessary to conduct the Company's business as currently conducted and which are included in Annex 9.1.5. To the Guarantors’ Best Knowledge, the Company does not infringe any third party IP-Rights.
9.1.6Employees
The anonymized list attached hereto in Annex 9.1.6 correctly and completely contains all managing directors, employees and, as specifically marked, freelancers of the Company by function/position, including their annual gross salaries, bonus entitlements, dates of their employment agreements and dates of start of services and amounts of any unpaid salaries and expenses to employees and freelancers covering periods up until the date of this Investment Agreement. To the Guarantors' Best Knowledge, the Company has never employed any freelancers that may be qualified as pretend self-employed persons (Scheinselbständige).
9.1.7Contractual Relationships
a)Annex 9.1.7a) contains a complete and accurate list of all existing agreements between the Company and any of the following persons or entities:
aa)Any person or entity that – directly or indirectly – holds a share or other interest in the Company,
bb)any of the Company’s managing directors,
cc)any relatives within the meaning of Section 15 German Tax Code (Abgabenordnung) of any of the aforesaid persons, and
dd)any entity, in which any one or more of the aforesaid persons or entities, directly or indirectly, hold an interest of more than 5 % in aggregate. The terms and conditions of these agreements are to the Guarantor’s Best Knowledge at arms’ length.
b)The Company has not issued any guarantees or letters of support in favour of any third parties, nor is it liable for any third-party obligations, not even conditionally.
c)Annex 9.1.7c) contains a true and accurate list of all of the following agreements, to which the Company is a party and the main contractual obligations of which have not been completely fulfilled (“Material Contracts”):
aa)agreements for joint ventures, strategic alliances, joint development of products and other forms of cooperation or similar purposes;

bb)loan agreements with the Company as a lender or borrower and other instruments evidencing financial indebtedness of the Company;
cc)agreements regarding swaps, options, forward sales or purchases, futures and other financial derivates and combinations thereof;
dd)agreements to sell or otherwise dispose of any assets with a fair market value or replacement value in excess of EUR 25,000 in the individual case;
ee)agreements relating to capital expenditures involving an amount exceeding EUR 50,000 in the individual case except for any agreement already within the scope of any other bullet under this 9.1.7c) and except for any employees and employment agreements;
ff)real estate lease agreements with the Company as landlord or tenant involving an annual rent (without ancillary costs) in excess of EUR 50,000 p.a.; and
gg)agency agreements, agreements with independent dealers and distributors, franchise agreements or other distribution agreements.
d)Except as disclosed otherwise in Annex 9.1.7c) all Material Contracts are to the Guarantor’s Best Knowledge valid and not terminated. These contracts are not affected by any material breach of contract by the Company. The Company has not received any termination notice regarding any Material Contract. To the Guarantor’s Best Knowledge no grounds for immediate termination for good cause exist or have been communicated to the Company.
9.18Data protection
The Company has
a)at all times complied with applicable data protection laws, in particular the General Data Protection Regulation (GDPR) in all respects;
b)introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of personal data and implemented appropriate technical and organisational measures to protect personal data against unauthorised or unlawful processing;
c)maintained complete, accurate and up to date records of all their personal data processing activities as required by applicable data protection laws;
d)issued appropriate privacy notices to data subjects which comply with all applicable requirements of applicable data protection laws;
e)put in place an adequate data breach response plan to comply with the related requirements of applicable data protection laws;
f)an agreement in place with each processor which incorporates the terms stipulated by Article 28 of the GDPR and complies with applicable data protection laws;
g)not been contacted or sanctioned by any supervisory authority, court or third party with respect to a data protection breach at the Sold Business; and
h)not suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any personal data.
9.1.9Insurance
The Company continuously was and will be integrated in the umbrella group insurance policy of Prettl Produktions Holding GmbH; therefore the Company has entered into insurance policies in line with the industrial practice (the “Group Insurance Policy). The insurance policies listed in Annex 9.1.9 will remain in force irrespective of the consummation of the Transaction. No circumstances exist which could question the existence of the insurance cover, in particular the Company is not in arrears with the payment of insurance premiums or has failed to comply with any obligations under the policies. With the exception of the cases listed in Annex 9.1.9, no insurable damages have occurred or have been notified to the Company since 1 January 2021 and until and including the Signing Date.

9.1.10Products
a)To the Guarantor’s Best Knowledge, all services and products currently and in the past four years designed, manufactured, sold or distributed in the Company are in compliance with all material applicable regulations, safety standards, and technical norms.
b)The Company has not designed, manufactured, sold or distributed services or products which to the Guarantor’s Best Knowledge do not comply with all representations, warranties or guarantees given in the Investment Agreement.
c)There have not been any product recalls, reworks or post-sale warnings issued by the Company or by agents acting on its behalf relating to any product designed, manufactured, sold or distributed by it, nor have there been considerations or internal investigations by the Company in relation to a decision to such effect.
d)There have been no product guarantee claims (Produktgewährleistungsansprüche) or product liability claims (Produkthaftpflichtansprüche) brought forward against the Company in the last five years.
9.1.11Litigation; Taxes
a)The Company did submit all tax and duties declarations to be handed in including the registrations and declarations for the payment of social insurance contributions in due form and time. All records, books and data to be maintained by the Company in relation to taxes pursuant to applicable law have been correctly maintained and are up-to-date. No audit or other examination or investigation with respect to taxes is currently in progress or has been announced by the competent authority. There is no pending litigation or dispute in relation to taxes.
b)There is no pending litigation, either before court or an arbitration tribunal or otherwise, and to the Best Knowledge of the Guarantor no criminal proceedings or investigations or other investigations by any authorities, in which the Company is involved, either as plaintiff, defendant or otherwise, with a value (Streit- oder Gegenstandswert) or amount at stake in each case in excess of EUR 20,000.00; no such litigation proceedings or investigations have been threatened in writing or to the Guarantor’s Best Knowledge are otherwise to be expected or intended on the basis of specific circumstances.
9.2The Parties agree and explicitly confirm that the Business Guarantees do not constitute and shall not be qualified as an agreement on the legal and factual nature (Beschafffenheitsvereinbarung) within the meaning of section 434 (1) Civil Code nor as a quality guarantee for certain features of goods sold (Garantie für die Beschaffenheit der Sache) within the meaning of section 443 and section 444 Civil Code.
9.3Without limiting the generality of the foregoing, the Investor acknowledges that (i) in deciding on the acquisition of the Preferred Shares, and in determining the terms of the acquisition, the Investor has not relied on, and (ii) the Existing Shareholder shall not be responsible, and give no representation, warranty or guarantee with respect to any projections, estimates or budgets delivered or made available to the Investor or its counsel, accountants or advisors of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Company.
9.4For the purpose of this Investment Agreement the term “Best Knowledge” shall mean only the actual knowledge of any of the Guarantors (positive Kenntnis) as well as - from a proper businessman's point of view - the lack of knowledge due to gross negligence as of the Closing Date.
10Remedies in case of Breach of Title Guarantees
In the event of any breach or non-fulfillment of a Title Guarantee (“Title Guarantee Claim”) the Existing Shareholder shall, subject to any applicable limitations contained in this Investment Agreement, put the Investor in the same position it would have been in if the respective Title Guarantee(s) had not been breached (Naturalrestitution). To the extent that such restitution in kind (i) is not possible, (ii) is not sufficient, or (iii) has not been made by the Existing Shareholder within a period of two (2) months after the Existing Shareholder has been informed about the breach or non-fulfillment in writing by the Investor, the Existing Shareholder shall be obliged to pay damages for non-performance

(Schadenersatz in Geld) to the Investor, provided, however, that such damages shall only cover actual damages suffered by the Investor, and shall, in particular, not cover internal administration or overhead costs (Ersatz vergeblicher Aufwendungen), consequential damages (Folgeschäden), loss of profits (entgangener Gewinn), any value reduction (due to, for example, lost earnings or decreased cash flow) or any arguments that the Preferred Share Price was calculated based on incorrect assumptions. Section 254 Civil Code and the principles of setting-off any advantages (Vorteilsausgleichung) shall apply.
11Remedies in case of Breach of Business Guarantees
In the event of any breach or non-fulfillment by any of the Guarantors of any of the Business Guarantees (“Business Guarantee Claim”) the Guarantor shall, subject to any applicable limitations contained in this Investment Agreement, put the Investor in the same position it would have been in if the respective Business Guarantee(s) had not been breached (Naturalrestitution). To the extent that such restitution in kind (i) is not possible, (ii) is not sufficient, or (iii) has not been made by the Guarantor within a period of two (2) months after the Guarantor has been informed about the breach or non-fulfillment in writing by the Investor, the Guarantor shall pay damages for non-performance (Schadenersatz in Geld) to such Investor, provided, however, that damages shall only cover actual damages suffered by the Investor, and shall, in particular, not cover internal administration or overhead costs (Ersatz vergeblicher Aufwendungen), consequential damages (Folgeschäden), loss of profits (entgangener Gewinn), any value reduction (due to, for example, lost earnings or decreased cash flow) or any arguments that the Preferred Share Price was calculated based on incorrect assumptions. Section 254 Civil Code and the principles of setting-off any advantages (Vorteilsausgleichung) shall apply.
12Limitation of Liability
12.1Section 442 Civil Code and section 377 Commercial Code do not apply, neither directly nor mutatis mutandis.
12.2For the avoidance of doubt, the Parties agree that, to the extent a guarantee that has been breached relates to the legal, economic or financial situation of the Company and the Investor requests the payment to himself and not to the Company, the Investor’s claim for damages shall be limited to the percentage of the damage incurred by the Company which is equal to the percentage of the registered share capital of the Company acquired by the Investor under this Investment Agreement.
12.3The Existing Shareholder shall not be liable for, and the Investor shall not be entitled to claim for, any damage of the Investor under or in connection with this Investment Agreement if and to the extent (i) any damage of the Investor is (in terms of amount and reason) actually covered and actually compensated by existing insurance policies, (ii) any damage of the Investor is compensated by third parties and/or (iii) the damage to which the claim relates is specifically provided for and covered in the Financial Statement as of 31 December 2020.
12.4If the Investor becomes aware of any circumstances which reasonably indicates the possibility of a breach of a guarantee pursuant to Sections 8 and 9, the Investor shall without undue delay but in any case within twenty (20) Business Days notify the Existing Shareholder thereof. Such notice shall state the nature and the circumstances of the possible breach as well as the likely amount involved to the extent such determination is possible at the time of the notice. The Investor shall provide all documents, other materials and information required by the Existing Shareholder and their advisors to investigate the alleged breach.
12.5No Liability accrues to the Existing Shareholder / the Guarantor under or in connection with any Title Guarantee Claim and/or Business Guarantee Claim (i) if the individual claim of the Investor is less than EUR 20,000.00 (Euro twenty thousand) (“De Minimis Claims”) and (ii) if the aggregate amount of claims does not exceed an aggregate amount of EUR 75,000.00 (in words: Euro seventy-five thousand) (“Threshold Amount”) (Freibetrag). If the aggregate amount of De Minimis Claims exceeds the Threshold Amount, the Investor may, subject to the other provisions set forth in this Investment Agreement, claim only the amount in excess of the Threshold Amount (Freibetrag).
12.6The aggregate total liability of the Existing Shareholder vis-à-vis the Investor under Sections 10 and 11 is limited to 60% of the amount equal to the investment actually rendered by the Investor in the Company under this Investment Agreement (“Liability Cap”). The Liability Cap shall not apply to the Title Guarantees, provided however, that the overall liability of the Existing Shareholder shall in no event exceed the amount equal to the investment actually rendered by the Investor in the Company under this Investment Agreement.
12.7The Investor is not entitled to bring any claim under this Section 12 and, generally, this Investment Agreement, if the underlying facts or circumstances to which the claim relates were disclosed in this Investment Agreement or any annex to this Investment Agreement or were otherwise known to the Investor, its counsel, accountants or advisors. For purposes of this Agreement, information and/or documentation shall be deemed to be “known” if it is fully and accurately disclosed in the Data Room from 20 May 2021 to 28 July 2021. Without limiting the generality of the foregoing, the Parties acknowledge and agree that a mere reference in the Data Room to a source or document which is not included in full in the Data Room, shall not result in any fact, matter or circumstance contained in such non-included source or document being fairly disclosed. Two identical copies of the contents of the documents made available in the Data Room to the Investor or its counsel, accountants or advisors with respect to the Company or its Business the Company have been provided to the acting public notary for notarial custody (notarielle Verwahrung). Upon the written request of one of the Parties, which shall be made available to the other Party without undue delay, each Party may request to be provided with one of the copies if such Party claims to be examining the possibility of invoking a claim for a breach of a guarantee under this Investment Agreement or the possibility of a defence against a claim for such breach.
12.8The Parties agree that, except in case of fraud (arglistige) or willful misconduct (Vorsatz), all consequences of a breach of a Title Guarantee and/or a Business Guarantee are exclusively governed by the terms and conditions of this Investment Agreement and that the Investor shall have no right whatsoever with regard to a breach of a Title Guarantee and/or Business Guarantee other than the rights explicitly stated herein. Any further warranty claims (Gewährleistungsansprüche) in connection with defects of the economic, financial or legal situation of the Company or its assets, whether for damages (Schadenersatz), reduction of price (Minderung), rescission (Rücktritt) or avoidance (Anfechtung) irrespective of the respective legal basis, whether based on law or contract, including but not limited to claims based on non-contractual performance (culpa in contrahendo, positive Vetragsverletzung) or claims based on frustration of contract (Störung der Geschäftsgrundlage) or tort (unerlaubte Handlung) are excluded and waived by the Investor.
12.9The exclusions and/or limitations of liability set forth in this Section 12 do not apply to any damages incurred by fraud (Betrug), willful misconduct (Vorsatz), or willful concealment (arglistige Täuschung) by or on behalf of the respective Existing Shareholder or a Guarantor, respectively.
12.10Section 254 of the BGB shall remain unaffected, i.e. the Investor is in particular obliged to prevent to the extent reasonably possible and circumstances being within its control, the occurrence of any damages and to limit the scope of any damages incurred.
12.11If the Investor or the Existing Shareholder become aware of any claim by a third party which may give rise to a claim of the Investor for a breach of guarantees pursuant to Sections 8 and 9, the Investor or the Existing Shareholder shall without undue delay but in any case within ten (10) Business Days notify the other Party of such third party claim and shall provide to the other Party with all documents, other materials and information required by the other Party and their advisors to evaluate such third party claim. The Parties shall cooperate in defending such third party claim. With respect to third party claims being brought against the Company, the Parties agree that the third party claim shall, in principle, be defended by the Company, taking into account the legitimate interests of the Parties. Each Party shall be entitled to participate in all negotiations and meetings with the third party. To the extent there is no breach of a guarantee pursuant to Sections 8 and 9, the costs and expenses reasonably incurred by the Parties in connection with the proceeding relating to the third party claim shall be borne by each Party. However, if there is a breach of a guarantee pursuant to Sections 8 and 9, the aforesaid costs and expenses reasonably incurred by the Parties shall be borne by the Existing Shareholder.
12.12Any payments made by the Existing Shareholder under this Section 12 in conjunction with Sections 8 and 9 shall be considered as an adjustment of the Investor’s contribution in the Company, but shall not result in an increase of any liability cap stipulated in this Investment Agreement.
12.13To the extent permitted by law, the Existing Shareholder is liable to any other Party in any manner with regard to the subjects of this Investment Agreement except as specifically set forth herein.

13Limitation Periods
13.1All Title Guarantee Claims are time-barred (verjährt) three (3) years after the Signing Date.
13.2All Business Guarantee Claims are time-barred (verjährt) eighteen (18) months after the Signing Date.
13.3Section 203 Civil Code does not apply.

III.General Provisions
14Assignments, Set-off and Retention
14.1Except as expressly provided otherwise in this Investment Agreement, any assignment of rights and/or obligations resulting from or in connection with this Investment Agreement requires the prior written consent of the other Parties hereto. Section 354a Commercial Code remains unaffected.
14.2The consent to a transfer of shares in the Company is deemed as consent to the assignment of rights and obligations associated therewith. If and to the extent a consent is not required for the transfer of shares in the Company, a consent is neither required for the assignment of rights and obligations associated with such shares.
14.3Except as expressly provided otherwise in this Investment Agreement, no Party is entitled (i) to set off (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Investment Agreement or otherwise, or (ii) to refuse to perform any obligation it may have under this Investment Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right to set off or retention have been acknowledged (anerkannt) in writing by the relevant other Party/Parties or have been confirmed by final decision of a competent court (Gericht).
15Confidentiality, Press Release
15.1The Parties shall, without limitation in time, keep confidential and may not disclose the contents of this Investment Agreement, its conclusion and implementation as well as any confidential information relating to the Company or any of its subsidiaries, except if and to the extent
15.1.1the Parties have given prior written approval to such disclosure;
15.1.2the relevant facts or circumstances are or become known to the public in general (other than as a result of a breach of this Section 15 or any other confidentiality agreement by such Party);
15.1.3disclosure is required (i) for the purpose of any judicial proceedings out of this Investment Agreement or any other agreement entered in under or pursuant to this Investment Agreement, or (ii) pursuant to any statute or law, official or judicial orders, or provisions or regulations relating to a stock exchange;
15.1.4disclosure is made to a tax or other authority in connection with the tax or other affairs of the disclosing Party;
15.1.5disclosure is made to employees, attorneys, accountants, tax consultants, or other professional advisors of a Party, provided that such employees and advisors are subject to secrecy duty by law or a corresponding confidentiality obligation;
15.1.6disclosure is made to banks which provide financing to the Company or the disclosing Party; or
15.1.7disclosure is made to a third party (i) that intends to subscribe for or acquire shares in the Company or (ii) in connection with a transaction set forth in the Shareholders’ Agreement, provided that such third party is subject to a confidentiality obligation.
15.2The Parties may not make any public announcements or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Investment Agreement or its subject matter or the Company or any ancillary matter, unless otherwise agreed by the Company and both Parties, provided that the subject matter of such information intended to be disseminated is not in the public domain or is otherwise in possession of the recipient of such information. If a public announcement is required by law or by the capital markets rules applicable to the respective Party or is necessary pursuant to similar requirements of a regulatory authority, the Parties shall use their best efforts to coordinate with one another in advance.
16Form of Notices
Any statement, declaration, notification or other communication that is required to be in writing under this Investment Agreement suffices to be transmitted by telefax or pdf-copy via e-mail in order to be effective, unless a formal notarization or another specific form is required by mandatory law of by this Investment Agreement.

17Delivery Addresses and Authorized Recipients
17.1Each Party shall, at any time while a party to this Investment Agreement, keep the Company informed of its current mailing address and contact data. As of the Signing Date, the Parties may direct any and all declarations to be issued under or in connection with this Investment Agreement or otherwise in relation to the Company vis-à-vis another Party, to the persons and addresses set forth in Annex 17.1, and any declaration directed to such persons and addresses is deemed received by the respective Party, to which such declaration is addressed, if delivered by hand or telefax or e-mail (if declaration is required to be in writing: pdf-copy) on the same day, and if sent by courier or mail no later than on the third (3.) day after dispatch. If any Party to this Investment Agreement wishes to change its delivery address, such Party shall inform the other Parties in writing thereof, and such change becomes effective for the purposes of this Investment Agreement and, in particular, this Section 17.1, upon the lapse of five (5) Business Days as of receipt of such information.
17.2Each person assigned to a Party stated in Annex 17.1 is authorized recipient (Zustellungsbevollmächtigter) for the respective Parties, including for the purposes of serving statements of claims and any other statements, applications, declarations, correspondence or court orders relating to disputes in respect of this Investment Agreement or otherwise in connection with the Company. Section 17.1 last sentence applies mutatis mutandis.
17.3In addition to the foregoing provisions, declarations are being considered to have been received if having been delivered to a Party pursuant to the general rules under German law regarding the receipt of declarations.
17.4Whether or not the advisor to a Party received a declaration for its information is irrelevant for the purpose of determining the receipt of the declaration by that Party, even if Annex 17.1 specifically provides that a declaration should be given to the respective advisor.
18Entire Agreement, Form of Amendments
18.1This Investment Agreement constitutes the final and complete expression of agreement between the Parties with respect to the subject matter hereof and supersedes any and all previous negotiations, agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Investment Agreement or parts thereof. There are no side agreements to this Investment Agreement apart from the Annexes mentioned herein and the contracts to be concluded on the basis of this Investment Agreement.
18.2Any amendment of, supplement to or termination (Aufhebung) of this Investment Agreement, including this Section 18.2, requires to be in writing in order to be effective, unless a stricter form requirement (e.g., a notarization) applies by mandatory law. This also applies to any waiver of any right or claim under this Investment Agreement. Section 16 applies mutatis mutandis to this Section 18.2.
19Costs
All charges, costs and other expenses in connection with the preparation, conclusion and implementation of the Financing Round are borne by the Party which has commissioned such costs or expenses; provided, however, that the Company is obliged to bear any notary and court costs and expenses associated with the conclusion and consummation of this Investment Agreement, including the Capital Increase, and the conclusion of the Shareholders’ Agreement.
20Investor Guarantees
20.1The Investor hereby guarantees by way of an independent promise of guarantee pursuant to Section 311 para. 1 of the BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that
20.1.1the Investor is validly incorporated, in existence and duly registered under the laws of their respective jurisdiction and the Investor has full power to enter into this Investment Agreement;
20.1.2the execution, delivery and performance by the Investor of its obligations under this Investment Agreement and the consummation of the transactions contemplated hereby are within the Investor’s corporate powers and have been duly authorized or will be duly authorized by all necessary corporate actions of the Investor, and this Investment Agreement is legally valid, binding and enforceable against the Investor at its terms;

20.1.3the Investor has available cash or available contracted loan facilities which will at Closing provide in immediately available funds the necessary cash resources to pay the capital contributions and meet its other payment obligations under this Investment Agreement and, in the case of loan facilities, they involve no material preconditions and the Investor will be able to satisfy all conditions of drawdown to such loan facilities at or before Signing;
20.1.4unless stated otherwise in this Investment Agreement or in the Shareholders’ Agreement no consent, approval, clearance or waiver by any corporate board or governmental authority is required for the execution and performance of the Investment Agreement by the Investor;
20.1.5the execution and performance of this Investment Agreement and the consummation of the transactions contemplated hereby do not violate (i) the articles of association or bylaws of the Investor, or (ii) any applicable law, regulation, judgement, injunction or order binding on the Investor, any of its affiliates within the meaning of Section 15 et seqq. AktG and (iii) there is no action, lawsuit, investigation or proceeding pending against the Investor, any of its affiliates within the meaning of Section 15 et seqq. AktG before any court, arbitration panel or governmental authority which in any challenges or seeks to prevent, alter or delay the transactions contemplated by this Investment Agreement;
20.1.6there are no proceedings or investigations whatsoever pending against the Investor, except as disclosed in Annex 20.1.6; and
20.1.7no bankruptcy, insolvency or judicial composition proceedings have been commended, or applied for, under any applicable law against the Investor, nor is the Investor compelled under any applicable law to apply for the commencement of such proceedings as a result of it being over-indebted (überschuldet) or illiquid (zahlungsunfähig) as of the Signing Date.
20.2Indemnification
In the event that the Investor is in breach of any guarantees pursuant to Section 20, the Investor shall indemnify and hold harmless the Existing Shareholder from any damages incurred by the Existing Shareholder it being understood that damages shall be the same damages as defined in Sections 10 and 11. All claims of the Existing Shareholder arising under this Section 20 shall be (i) limited to the investment actually rendered by the Investor in the Company under this Investment Agreement and (ii) time-barred upon expiration of a period of three (3) years after the Closing Date.
21Invalid Provisions, Unintended Gaps (Salvatorische Klausel)
21.1In the event that one or more provisions of this Investment Agreement is or becomes partly or entirely void, invalid or unenforceable, the validity and enforceability of the remaining provisions of this Investment Agreement is not affected thereby. In such case, the Parties shall replace the partly or entirely void, invalid or unenforceable provision with a valid and enforceable provision, which the Parties would have agreed on had they been aware of the voidness, invalidity or unenforceability of the respective provision. The same applies in the event that this Investment Agreement contains any unintended gaps (unbeabsichtigte Vertragslücken). It is the express intention of the Parties that the preceding provisions of this Section 21.1 do not merely shift the burden of proof (keine bloße Beweislastumkehr) but that section 139 Civil Code does not apply in its entirety, so that none of the Parties will have to argue (darlegen) and prove (beweisen) the Parties' intent to uphold this Investment Agreement even without the void, invalid, unenforceable or missing provision.
21.2In the event that one or more provisions of this Investment Agreement is or becomes partly or entirely void, invalid or unenforceable due to not being implemented in the Articles of Association, the Shareholders shall, upon request of any Shareholder, amend the Articles of Association accordingly.
22Interpretation, German Terms
22.1The table of contents, headings and sub-headings of this Investment Agreement are inserted for convenience purposes only and do not affect in any way the interpretation of this Investment Agreement.
22.2Unless the context otherwise requires (i) the terms “including” and “in particular” and all forms and derivations thereof always mean “including, without limitation” and “in particular, without limitation”, respectively; (ii) the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Investment Agreement as a whole and not to any particular provision of this Investment Agreement; (iii)

any reference to a gender includes all other genders and (iv) definitions contained in this Investment Agreement are applicable to the singular as well as the plural forms of such terms.
22.3Where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) is authoritative for the purpose of the interpretation of the relevant English term in this Investment Agreement.
22.4This Investment Agreement is drafted in English for convenience purposes only and the fact that the English language is used is not a reason to refer to the laws, doctrine or case law of any English speaking jurisdiction in the interpretation of this Investment Agreement.
23Governing Law and Jurisdiction
23.1It is the Parties’ mutual agreement that this Investment Agreement is governed by the laws of the Federal Republic of Germany, excluding both German private international law and the United Nations Convention on Contracts for the International Sale of Goods.
23.2To the extent permissible by law, exclusive place of jurisdiction for all disputes arising from or in connection with this Investment Agreement or regarding its validity is Dresden, Germany.
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